Exhibit 99.1

FOR IMMEDIATE RELEASE
James J. Groberg and Ron Kochman
Volt Information Sciences, Inc.
(212) 704-2400
voltinvest@volt.com

               VOLT INFORMATION SCIENCES ANNOUNCES COVENANT WAIVER

NEW YORK, NY - October 17, 2002 - James J. Groberg, Chief Financial Officer of Volt Information Sciences, Inc. (NYSE: VOL), announced today that the Company has received a waiver of an interest coverage covenant, relating to its fiscal year ending November 3, 2002, contained in its $40,000,000 secured revolving credit facility. All other covenants of the facility remain in effect. The Company also announced that the credit facility has been assigned a BBB- rating by Fitch.

Mr. Groberg stated that "As previously noted in the Company's third quarter earnings release, the Company has no borrowings outstanding under this facility. In addition, there are no borrowings under this facility anticipated in the fourth quarter of fiscal 2002 or the first quarter of the next fiscal year. However, since it is uncertain whether fourth quarter earnings will be sufficient to enable the Company to meet the fiscal year covenant requirement, the Company requested and received the waiver from the banks participating in the facility."

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at www.volt.com http://www.volt.com/.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.

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